SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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[_] Confidential, for Use of the Commission Only
      (as Permitted by Rule 14a-6(e)(2))

Electronic Data Systems Corporation

(Name of Registrant as Specified In Its Charter)

Electronic Data Systems Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      statement number, or the Form or Schedule and the date of its filing.

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Notes:

Richard H. Brown
Chairman of the Board and Chief Executive Officer

March 15, 2002

Dear fellow shareholder:

     On behalf of your Board of Directors, it is my pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of EDS. The meeting will be held on Friday, April 19, 2002, at 1:00 p.m. local time, at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024. A map showing directions to the meeting site is on the back cover of the Proxy Statement.

     You will find information regarding the matters to be voted on at the meeting in the following pages. The 2001 Annual Report to Shareholders is also enclosed with these materials.

     Please let us know whether you plan to attend the meeting by marking the appropriate box on your proxy card or, if you vote by telephone or Internet, indicating your plans when prompted. If you are a shareholder of record, please bring the top portion of the proxy card to the meeting as your admission ticket. If you plan to attend the meeting and your shares are held in street name (by a bank or broker, for example), you may bring a recent account statement to the meeting in lieu of the admission ticket.

     Your vote is important. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or vote through the telephone or Internet voting procedures described on the proxy card (if you hold your shares in street name, telephone or Internet voting will be available to you only if offered by your bank or broker). Please note that your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting and voting in person should you so choose.

     I look forward to greeting as many of you as possible and reporting to you on our progress.

Sincerely,

Richard H. Brown

Our Annual Report and Proxy Statement are available electronically. As an alternative to receiving printed copies of these documents in future years, you may elect to access them electronically and vote on the Internet. To do so, if you are a registered holder, please follow the instructions for Internet voting on your proxy card and, when voting, indicate when prompted that you agree to access these documents electronically in future years. If you hold shares in street name, follow the instructions for Internet voting, if available, on your voting instruction card and indicate if prompted that you agree to access these documents electronically in future years.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2002

     The Annual Meeting of Shareholders of Electronic Data Systems Corporation ("EDS") will be held at the offices of EDS, 5400 Legacy Drive, Plano, Texas 75024 on Friday, April 19, 2002, at 1:00 p.m. local time. The purpose of the meeting is to vote on the following proposals (in the case of the shareholder proposals, if presented at the meeting) described in the accompanying Proxy Statement, and any other business that may properly be presented at the meeting or any adjournment thereof:

     PROPOSAL 1.      Election of three directors for a three-year term;

     PROPOSAL 2.      Ratification of the appointment of KPMG LLP as independent auditors;

     PROPOSAL 3.      Shareholder proposal relating to rights plans; and

     PROPOSAL 4.      Shareholder proposal relating to majority vote.

     The record date for the annual meeting is February 19, 2002. Only shareholders of record at the close of business on that date can vote at the meeting.

D. Gilbert Friedlander Senior Vice President, Secretary and General Counsel

March 15, 2002

If you are a shareholder with a disability requiring special assistance and would like to attend the Annual Meeting, please call EDS Investor Relations at (972) 605-6661. We will make reasonable efforts to accommodate your needs.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2002

     The Board of Directors of EDS is soliciting proxies to be used at the 2002 Annual Meeting of Shareholders (the "Meeting"). Distribution of this Proxy Statement and a proxy form is scheduled to begin on March 15, 2002. The mailing address of EDS' principal executive offices is 5400 Legacy Drive, Plano, Texas 75024-3199.

ABOUT THE MEETING

Who Can Vote

     Record holders of EDS common stock (the "Common Stock") at the close of business on February 19, 2002, may vote at the Meeting. On that date, 480,788,898 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How You Can Vote

     If you return your signed proxy, or vote by telephone or the Internet, before the Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from each of the other proposals. Proposals 1 and 2 will be presented at the Meeting by management. Proposals 3 and 4 may be presented by a shareholder.

     If you participate in the EDS Stock Purchase Plan, the Common Stock fund under the EDS 401(k) Plan, the EDS Amended and Restated Incentive Plan, or a dividend reinvestment program, you will receive one proxy card for all shares registered in the same name. If your accounts are not registered in the same name, you will receive a separate proxy card for your individual plan shares. Generally, shares in these plans cannot be voted unless the proxy card is signed and returned, although shares held in the 401(k) Plan may be voted in the discretion of the plan trustee.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS; AND "AGAINST" PROPOSALS 3 AND 4.

Revocation of Proxies

     You can revoke your proxy at any time before it is exercised in any of the following three ways: (1) by submitting written notice of revocation to the Secretary of EDS; (2) by submitting another proxy that is properly signed and later dated; or (3) by voting in person at the Meeting.

Required Votes

     The holders of a majority of the shares entitled to vote who are either present in person or represented by proxy at the Meeting will constitute a quorum for the transaction of business at the Meeting.

     The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in street name, your broker may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. EDS understands that, pursuant to New York Stock Exchange rules, the two shareholder proposals on the Meeting agenda are non-discretionary proposals for which your broker may not exercise voting discretion.

Other Matters to be Acted Upon at the Meeting

     We do not know of any other matters to be validly presented or acted upon at the Meeting. Under our Bylaws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

     The proxies solicited hereby are being solicited by EDS. The cost of soliciting proxies will be paid by EDS. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or e-mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

Shareholders with Multiple Accounts

     Shareholders who previously have elected not to receive an annual report for a specific account may request EDS to promptly mail its 2001 Annual Report to that account by writing EDS Investor Relations, 5400 Legacy Drive, Mail Stop H1-2D-05, Plano, Texas 75024 or by calling (888) 610-1122 or (972) 605-6661.

BOARD OF DIRECTORS

     The Board of Directors provides guidance and strategic oversight to the company's management with the objective of optimizing shareholders' returns on their investment in EDS. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the company. Regular meetings of the Board are held six times per year and special meetings are scheduled when required. The Board held nine meetings in 2001. All current directors attended at least 75% of the meetings of the Board and the Board Committees of which they are members.

Committees Established by the Board

     The Board of Directors has established the following Committees to assist it in discharging its responsibilities:

     Audit Committee. The Audit Committee, which met five times in 2001, is composed of Ray J. Groves (Chairman), Roger A. Enrico and Ray L. Hunt. Each of such persons is "independent" as such term is defined in the listing standards for the New York Stock Exchange. The Audit Committee recommends to the Board the appointment of independent auditors and reviews the scope and cost of proposed audit and non-audit services as well as the qualifications and independence of the independent auditors. The committee reviews with the independent auditors and internal audit staff the results of audits, any recommendations therefrom and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of our internal financial controls and internal audit staff. It also reviews our annual and quarterly financial statements, programs established to monitor compliance with our Code of Conduct, and the status of material pending litigation and regulatory proceedings.

     Compensation and Benefits Committee. The Compensation and Benefits Committee, which met 11 times in 2001, is composed of C. Robert Kidder (Chairman), William H. Gray, III and Ray J. Groves. The committee establishes the compensation of our executive officers and reviews recommendations made by the Chief Executive Officer with respect to the long-term incentive compensation of other corporate officers. It also oversees our employee benefit plans, reviews new employee benefit plans and significant amendments to existing plans, and administers all stock-based plans.

     Governance Committee. The Governance Committee, which met four times in 2001, is composed of James A. Baker, III (Chairman), Roger A. Enrico and Judith Rodin. Mr. Enrico was appointed to the Governance Committee upon the resignation of William M. Daley from the Board and such committee in February 2002. The Governance Committee reviews management succession and development plans, recommends to the Board the election of the Chairman and the Chief Executive Officer, and reviews the Chief Executive Officer's recommendations regarding the election of other principal officers. It also reviews Board processes and policies, makes recommendations regarding shareholder proposals, determines the criteria for qualification of directors, and recommends to the Board candidates for director and for committee memberships. The procedures for submission by a shareholder of a director nominee are described below under the heading "Shareholder Proposals for 2003 Annual Meeting."

Corporate Governance

     The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to our shareholders. The current Board structure was established at the time of our split-off from General Motors Corporation in June 1996. The structure was established, and the Board's members selected, in a manner intended to implement governance practices and policies appropriate for EDS and its business, culture and challenges. This included the requirement that a substantial majority of directors be outside, independent directors with no significant financial or personal tie to EDS, that all Board committees be composed entirely of independent directors, and that a significant portion of director compensation be comprised of interests in Common Stock. Since its establishment in 1996, the Board has continually reviewed and updated its practices and policies and developed and adopted significant additional practices and policies that it believes to be appropriate for EDS and in the best interest of its shareholders. These include the following:

  Executive Sessions.      The outside members of the EDS Board hold periodic executive sessions without the Chief Executive Officer or any other inside director.
  CEO Evaluation.      The outside directors conduct an annual evaluation of the performance of the Chief Executive Officer. This evaluation is coordinated with the activities of the Compensation and Benefits Committee in setting the Chief Executive Officer's compensation. In addition, the outside directors and the Governance Committee review the performance of other senior executives.
  Board Evaluation.      The Board periodically conducts a self-evaluation to identify and implement specific improvements to Board activities.
  Succession Plan.      The Board reviews on an annual basis succession plans for the company's senior executives, including the Chief Executive Officer.
  Independence.      The Board has adopted a formal definition of independence for its members, and the Governance Committee has adopted specific guidelines for assessing the independence of outside directors.

The Governance Committee reviews the independence of each member of the Audit Committee on an annual basis, and each other outside director prior to his or her nomination for election to the Board, using such definition and guidelines.

  Retirement/Resignation.      The Board's policy regarding director retirement provides that directors shall not be nominated or elected after reaching age 70 unless the Board expressly determines to permit such service, in which case the individual may be nominated or elected for not more than one term after reaching age 70. The Board's policy also provides that a director should submit his or her resignation in the event of a significant change of the job responsibility he or she held at the time of election to the Board. The Board may elect to not accept such resignation.
  Charitable Contributions.      Charitable contributions by EDS to organizations of which a Board member is an officer, director or trustee must be approved by the Board or the Governance Committee, depending on the size of the contribution.
  Written Committee Charters.      All Committees of the Board operate under written charters approved and adopted by the Board. Each of these charters was comprehensively reviewed and amended in 2000.
  Outside Advisors.      The Board and each of its Committees has the authority to select and retain outside advisors to assist them in carrying out their respective duties.
  Executive Stock Ownership.      As more fully described below in the Report of the Compensation and Benefits Committee on Executive Compensation, that Committee has approved requirements for the ownership of Common Stock by senior executives.

Compensation of Directors

     A director who is also an employee of EDS is not entitled to any additional compensation for serving as a director. Each non-employee director receives annual cash compensation of $35,000, as well as $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board or a Board committee. In addition, each non-employee director receives on an annual basis (i) options to purchase 4,000 shares of Common Stock at an exercise price equal to the fair market value of the shares at the date of grant and (ii) 500 shares of Common Stock. Such options and stock are subject to restrictions on sale that generally expire ratably over a three-year period. A non-employee director may elect each year to receive, in lieu of all or part of the cash fees he or she would otherwise receive in the next year, (i) additional stock options and/or (ii) additional shares of restricted stock.

     Under the Deferred Compensation Plan for Non-employee Directors, a director may elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been invested either in cash or Common Stock. Fees deferred in cash earn interest at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service, compounded monthly. Fees deferred and treated as if they had been invested in Common Stock are deemed to have purchased shares of Common Stock on the effective date of the deferral at the then fair market value of the stock. All amounts accumulated in the account, including any interest or deemed dividends, are paid to the director in either a lump sum or annual installments commencing upon (i) the date of termination of his or her status as a director or (ii) five years after such date.

Report of Audit Committee

     The Audit Committee oversees EDS' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and EDS, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence.

     The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended the selection of the Company's independent auditors and that such selection be submitted to shareholders for ratification.

Audit Committee Ray J. Groves, Chairman Roger A. Enrico Ray L. Hunt

PROPOSAL 1: ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides for three classes of directors to be as equal in number as possible. Each class serves a three-year term, with one class elected each year. Currently, the Board of Directors is composed of eight members. The three Class III directors whose terms expire at this Meeting are Richard H. Brown, James A. Baker, III, and Judith Rodin. The Board of Directors has nominated these persons for election as Class III directors. If elected, each director will serve until the annual meeting in 2005, or until he or she is succeeded by another qualified director who has been elected. All other directors will continue in office until expiration of the terms of their classes at the annual meeting in 2003 or 2004, as the case may be.

     We will vote your shares as you specify in your proxy. If you sign, date and return your proxy but do not specify how you want your shares voted, we will vote them FOR the election of the three nominees listed below. If due to unforeseen circumstances (such as death or disability) a nominee should become unavailable for election, the Board may either reduce the number of directors or substitute another person for the nominee, in which event your shares will be voted for that other person.

     The following information regarding the nominees for director and each current director continuing in office is as of March 1, 2002.

The Board of Directors recommends a vote FOR each of the nominees for director.

Directors Standing for Election

Richard H. Brown, 54

Chairman and Chief Executive Officer of EDS since January 1999. Prior to joining EDS, Mr. Brown was Chief Executive Officer of Cable & Wireless plc from July 1996 to December 1998. He was President and Chief Executive Officer of H&R Block, Inc., and Chairman of its CompuServe subsidiary, from May 1995 to July 1996. Mr. Brown was Vice Chairman of Ameritech Corporation from January 1993 to May 1995 and President of its Illinois Bell subsidiary from 1990 to 1993. He held various executive positions with United Telecommunications, Inc. from 1981 to 1990, most recently as Executive Vice President, and was with Ohio Bell from 1969 to 1981. Mr. Brown is a director of The Home Depot, Inc., Vivendi Universal SA and DuPont Co.

James A. Baker, III, 71

Senior Partner of Baker Botts LLP since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as Secretary of State from January 1989 to August 1992, as Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985. He is a director of Reliant Energy Inc., Reliant Resources, Inc., Rice University and the Howard Hughes Medical Institute. Mr. Baker has been a director of EDS since 1996.

Judith Rodin, 57

President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994, and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AMR Corporation, AETNA, Inc. and Blackrock, Inc. Dr. Rodin has been a director of EDS since 1996.

Directors Continuing in Office
Term Expiring in 2003

William H. Gray, III, 60

President and Chief Executive Officer of The College Fund/UNCF since September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. He served as a Congressman from Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is a director of Viacom Inc., J.P. Morgan Chase & Co., Dell Computer Corporation, Municipal Bond Investors Assurance Corporation, The Prudential Insurance Company of America, Rockwell Automation, Inc., Visteon Corporation and Pfizer Corp. He has been a director of EDS since 1997.

Ray J. Groves, 66

President and Chief Operating Officer of Marsh, Inc., the insurance brokerage and risk management subsidiary of Marsh & McLennan Companies, Inc., since October 2001. Mr. Groves served as Chairman of Legg Mason Merchant Banking, Inc. from March 1995 to September 2001. He retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he held since 1977. Mr. Groves is a director of Boston Scientific Corporation, Marsh & McLennan Companies, Inc. and American Water Works Company, Inc. Mr. Groves has been a director of EDS since 1996.

Ray L. Hunt, 58

Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company, Pepsico, Inc. and Security Capital Group Incorporated. He has been a director of EDS since 1996.

Term Expiring in 2004

Roger A. Enrico, 57

Former Chairman and Chief Executive Officer of PepsiCo, Inc., and a director since 1987. Mr. Enrico was Chief Executive Officer of PepsiCo, Inc. from April 1996 to April 2001, Chairman of the Board from November 1996 to April 2001, and currently serves as Vice Chairman until April 2002. He joined PepsiCo, Inc. in 1971, became President & CEO of Pepsi-Cola USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986, Chairman & CEO of Frito-Lay, Inc. in 1991, and Chairman & CEO of PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is a director of PepsiCo, Inc., Target Corporation, A.H. Belo Corporation and The National Geographic Society. Mr. Enrico has been a director of EDS since February 2000.

C. Robert Kidder, 57

Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. He is a director of Borden, Inc. and Morgan Stanley Dean Witter Co. Mr. Kidder has been a director of EDS since 1996.

Management Stock Ownership

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 7, 2002, by each director and nominee for director, the Chief Executive Officer, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all current directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding Common Stock.

Name	Amount and Nature of Beneficial Ownership
James A. Baker, III	19,346(a)(b)(c)
Roger A. Enrico	14,110(a)(b)(c)
William H. Gray, III	10,090(a)(c)
Ray J. Groves	27,046(a)(c)
Ray L. Hunt	47,877(a)(c)
C. Robert Kidder	24,189(a)(c)
Judith Rodin	21,794(a)(b)(c)
Richard H. Brown	1,145,262(a)(e)(f)
Jeffrey M. Heller	1,554,793(a)(d)(e)(f)(g)
Paul J. Chiapparone	367,413(a)(d)(e)(f)
James E. Daley	297,829(a)(e)(f)
Troy W. Todd	299,936(a)(e)(f)
Directors and executive officers as a group (17 persons)	4,041,715(a)-(f)

(a)	Includes shares of Common Stock which may be acquired on or before April 8, 2002, through the exercise of stock options as follows: Mr. Baker—6,834 shares; Mr. Enrico—2,643 shares; Mr. Gray—5,934 shares; Mr. Groves—14,252 shares; Mr. Hunt—19,381 shares; Mr. Kidder—15,941 shares; Dr. Rodin—11,852 shares; Mr. Brown—710,000 shares; Mr. Heller—1,125,000 shares; Mr. Chiapparone—163,750 shares; Mr. James Daley—255,000 shares; Mr. Todd—258,750 shares; and all directors and executive officers as a group—2,778,124 shares.

(b)	Includes restricted stock units granted to the Non-Employee Directors under the EDS Amended and Restated Incentive Plan as follows: Mr. Baker—3,320 shares; Mr. Enrico—55 shares; Dr. Rodin—1,080 shares; and all Non-Employee Directors as a group—4,455 shares.

(c)	Includes compensation deferrals treated as phantom stock under the Non-Employee Director Deferred Compensation Plan as follows: Mr. Baker—1,334 shares; Mr. Enrico—1,302 shares; Mr. Gray—3,056 shares; Mr. Groves—9,714 shares; Mr. Hunt—4,980 shares; Mr. Kidder—5,948 shares; Dr. Rodin—5,118 shares; and all Non-Employee Directors as a group—31,452 shares.

(d)	Excludes unvested restricted stock units granted under the EDS Amended and Restated Incentive Plan as follows: Mr. Heller—368,000 units; Mr. Chiapparone—73,000 units; and all executive officers as a group—458,332 units. The units vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 2002 through the earlier of normal retirement or 2009, subject to earlier vesting under the terms of the agreements with certain named executive officers described below. All of Mr. Heller's units vested upon his retirement on February 15, 2002.

(e)	Includes vested compensation deferrals treated as invested in Common Stock under the EDS Executive Deferral Plan as follows: Mr. Brown—407,737 shares; Mr. Heller—132,203 shares; Mr. James Daley—37,014 shares; Mr. Chiapparone—15,707; Mr. Todd—30,175 shares; and all executive officers as a group—634,470 shares.

(f)	Includes vested compensation deferrals treated as invested in Common Stock under the EDS 401(k) Plan as follows: Mr. Brown—814 shares; Mr. Heller—29,451 shares; Mr. Chiapparone—194 shares; Mr. James Daley—774 shares; Mr. Todd—156 shares; and all executive officers as a group—35,729 shares.

(g)	Mr. Heller retired as Vice Chairman effective February 15, 2002.

     Based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on January 10, 2002, as of December 31, 2001, a group comprised of AXA Financial, Inc. (including its subsidiary Alliance Capital Management L.P.), 1290 Ave. of the Americas, New York, N.Y. 10104, and certain affiliated entities located in Paris, France, was the beneficial owner of 47,555,958 shares of Common Stock, constituting 9.9% of the then outstanding Common Stock. Such group indicated it had sole investment power with respect to 47,046,183, and shared investment power with respect to 509,775, of such shares, and sole voting power with respect to 20,432,159, and shared voting power with respect to 11,723,835, of such shares. No changes in these holdings have come to our attention since then. We are not aware of any other beneficial owner of more than 5% of our Common Stock.

Executive Compensation

Report of Compensation and Benefits Committee on Executive Compensation

     The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for EDS' executives, including the Chief Executive Officer. In fulfilling these responsibilities, the Committee establishes and administers the compensation for the company's executives, including approving adjustments to base salary, establishing targets for the payment of annual bonuses, vesting of stock-based awards and granting long-term incentive compensation. The Committee met 11 times in 2001 and routinely reported to the Board on its activities.

     Compensation Philosophy. Our compensation philosophy is based on the premise that executives should receive competitive compensation determined by reference to both EDS' performance and the individual's contribution to that performance. Compensation plans are designed to motivate and reward executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of EDS.

     In determining compensation levels, the Committee evaluates survey market data prepared by an independent third party consulting firm. The market for EDS' executive talent is broader than the technology and information technology ("IT") services industries. Accordingly, we review survey data from two separate comparator groups. One group consists of approximately 25 large global corporations, which include several companies outside the technology and IT services industries. The second group consists of technology companies that are similar in revenues, market capitalization and net income to EDS. These companies primarily represent firms that we believe compete with EDS for executive talent.

     The Committee generally targets total compensation at the 50th percentile of the comparator group companies. However, the Committee believes it is important to put a significant portion of each executive's total compensation at risk, and therefore seeks to pay total compensation above the 50th percentile when EDS significantly exceeds its goals.

     A primary focus of EDS' compensation philosophy has been to encourage significant long-term stock ownership by executives, thereby further linking management and shareholder interests. With that goal in mind, the Committee adopted share ownership guidelines to encourage, and eventually require, executives to own a significant amount of EDS stock. These guidelines are expressed as a multiple of an executive's base salary. Executives have three years to meet the requirements. Furthermore, EDS' compensation program provides executives with multiple vehicles that allow them to accumulate EDS stock. These include a non-qualified deferred compensation plan (the EDS Executive Deferral Plan) that allows executives to defer base salary, annual bonus compensation and restricted stock units into deferred EDS stock units. The plan also provides a matching contribution, in the form of deferred EDS stock units, with respect to cash compensation deferred under the Plan. The Committee also has the ability to award additional deferred stock units to executives. Such an award was made in 2001 to a small group based on individual performance. In addition, as described below, a portion of executive bonuses are paid in the form of EDS stock and the Committee has authorized a policy to grant long-term incentive compensation in the form of annual stock option grants to executives.

     In addition to benefit plans and programs generally available to all EDS employees, executive compensation consists of the following three principal components: base salary, annual bonus compensation and long-term incentive compensation. The annual bonus and long-term incentive compensation components enable the Committee to subject executive compensation to substantial risk based on achievement-oriented objectives. We have adopted the following approach to base salary, annual bonus compensation and long-term incentive compensation.

     Base Salary. The Committee generally targets base salaries for executive officers at the 50th percentile paid for similar positions by the comparator groups described above. Base salaries are reviewed annually relative to survey market data and individual performance and contribution. The Committee approves actual salary rates for all Section 16 executive officers, including the Chief Executive Officer, as well as certain other executives. Individual executives may be paid higher or lower than the market level depending on a combination of factors, including the executive's performance, responsibilities and experience, as well as his or her opportunity for annual bonus and long-term incentive compensation. However, executives participating in the EDS Executive Bonus Plan did not receive a 2002 base salary increase that would otherwise have become effective January 1, 2002.

     Annual Bonus Compensation. Annual bonus compensation reflects our policy that a significant portion of each executive's annual compensation be contingent upon the company's current performance as well as the individual executive's contribution to that performance. The Committee reviews bonus targets used by the comparator groups in setting executive bonus target levels.

     Annual bonuses are paid pursuant to the terms of the EDS Executive Bonus Plan, which plan was established under the Incentive Plan. Bonuses with respect to years prior to 2000 were generally paid in the form of cash. However, consistent with the Committee's goal of further aligning management and shareholder interests, commencing with bonuses for 2000, 25% of each executive's annual bonus is paid directly in the form of EDS Common Stock with the remainder payable in cash.

     Pursuant to the terms of the Executive Bonus Plan, the Committee establishes performance targets for EDS at the beginning of each fiscal year and only if such targets are met will an executive be eligible to receive a bonus with respect to that year. The Committee believes executives should be held accountable for the company's earnings as well as the efficient use of company assets. Therefore, annual earnings per share (EPS) and return on net assets (RONA) are the financial metrics used to determine the earned bonus pool under the company's plan. Sixty percent of the earned award is paid to an executive based on EDS' achievement of the EPS and RONA targets established by the Committee at the beginning of a year, while forty percent is subject to achievement of the executive's individual objectives established at the beginning of the year. If the financial targets are met with respect to a plan year, the forty percent of an executive's bonus subject to individual performance may be increased or decreased based on the executive's achievement of his or her financial, customer and employee performance goals for the year, provided the overall amount payable to all executives is not increased from the amount established at the beginning of the year. The Committee may elect at any time to increase or decrease such overall amount based on current business conditions as well as overall company performance.

     Long-Term Incentive Compensation. Long-term incentive opportunities are an important and significant element of the total compensation package for EDS executives. The Committee believes this approach links management and shareholder interests and motivates executives to make long-term decisions in the best interest of EDS and its shareholders.

     Historically, EDS used restricted stock grants as the principal component of its long-term incentive compensation strategy, with such grants made from time to time at two or three year intervals. However, since the company's split-off in 1996, EDS has utilized both stock options and restricted stock as long-term incentive compensation, with a strong emphasis on stock options. Stock-based awards to executives are made under the Incentive Plan, which authorizes awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. In granting stock-based awards, the Committee considers the long-term incentive compensation paid for similar executive positions by the comparator groups, the number of shares of unvested restricted stock and stock options subject to previously granted awards, and the executive's performance. Restricted stock and stock options awarded to executive officers generally vest ratably over a four to ten year period subject to the continued employment of the executive and, with respect to some restricted stock awards, based on the company's achievement of performance goals established prior to the year of vesting. In the event the performance goals are not met for such restricted stock awards subject to vesting requirements, the vesting otherwise scheduled for that year will generally be extended until the end of the four to ten year period. Stock options granted under the Incentive Plan have not been repriced, nor does the Committee intend to consider stock option repricing in the future.

     In 1999, the Committee authorized a strategy to grant stock options to executives on an annual basis beginning in 2001. Stock options will generally be issued with an exercise price equal to the fair market value of the EDS Common Stock on the grant date, vest ratably over four years and will have a ten-year term.

     Chief Executive Officer Compensation. Richard H. Brown was appointed Chairman and Chief Executive Officer of EDS effective as of January 1, 1999. Mr. Brown's compensation is governed by his Employment Agreement, the principal terms of which were approved by the Board of Directors, upon the recommendation of the Committee, on December 9, 1998. The principal terms of that Agreement are described under the heading "Employment Agreement with Richard H. Brown" on pages 15-16 of this Proxy Statement. In approving the terms of Mr. Brown's compensation, the Committee considered the compensation packages for comparable positions, the need to hire an executive with the strategic, financial, and leadership skills to improve the company's performance, Mr. Brown's compensation at his former employer, and the benefits he would forfeit upon his resignation from that employer.

     Mr. Brown's annual bonus is paid pursuant to the terms of the EDS Executive Bonus Plan described above. For 2001, the Committee provided Mr. Brown a payout above the bonus that would have been made under the plan in order to recognize his outstanding performance and contribution during the year. Consistent with the Committee's philosophy to place a significant portion of an executive's total compensation at risk, Mr. Brown's base salary has not been increased since he was hired nor will it be increased for 2002.

     In lieu of a base salary increase in 2001, and in order to provide Mr. Brown with long-term incentive compensation for his third year as Chief Executive Officer, effective as of January 1, 2001, the Committee awarded Mr. Brown 210,000 deferred stock units under the EDS Executive Deferral Plan. Such units vest at the rate of 20% per year for four years, commencing on the grant date. On October 23, 2001, the Committee also granted Mr. Brown long-term incentive compensation for his fourth year as Chief Executive Officer and as recognition for his extraordinary contribution and performance during 2001. Specifically, the Committee granted Mr. Brown 250,000 deferred stock units and 750,000 non-qualified stock options. The deferred stock units vest one-third annually beginning two years following the grant date, while the stock options vest ratably over four years.

     The Committee believes that Mr. Brown's total compensation package is consistent with the size and mix of total compensation provided to CEOs of the comparator group companies and is commensurate with the Board's evaluation of his performance for 2000 and 2001.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million deduction limitation. The Committee intends to structure annual bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards "performance-based compensation" to the extent practicable. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. We anticipate that the $1 million level will be exceeded with respect to the Chief Executive Officer and certain other executive officers.

Compensation and Benefits Committee C. Robert Kidder, Chairman William H. Gray, III Ray J. Groves

Compensation and Benefits Committee Interlocks and Insider Participation

     The Compensation and Benefits Committee is composed of C. Robert Kidder, William H. Gray, III, and Ray J. Groves, none of whom are employees or current or former officers of EDS.

Performance Graph

     The following graph compares the cumulative total shareholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1997. This graph is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from this information, as past results are not necessarily indicative of future performance. This graph in no way reflects a forecast of future financial performance.

Comparison of Five Year Cumulative Return

     Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and Performance Graph are not incorporated by reference into any such filings.

Summary Compensation Table

     The following table sets forth information with respect to the compensation for the last three years of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS as of the end of 2001 (the "named executive officers").

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position During 2001	Year	Salary(a)	Bonus(a)	Other Annual Compensation	Restricted Stock Awards(b)	Number of Options	All Other Compensation(c)
Richard H. Brown	2001	$1,500,000	$7,000,000	--	$27,677,500	750,000	$357,628
Chairman of the Board	2000	1,500,000	3,412,800	--	--	--	468,160
And Chief Executive Officer	1999	1,500,000	3,636,000	--	--	400,000	2,400
Jeffrey M. Heller	2001	737,036	1,621,185	--	--	150,000	3,026,747
Vice Chairman (d)	2000	712,036	1,316,270	--	--	175,000	245,883
	1999	654,514	1,444,950	--	--	--	40,398
Paul J. Chiapparone	2001	600,000	1,539,720	--	699,200	175,000	1,917,227
Executive Vice President	2000	508,334	951,950	--	--	100,000	36,235
	1999	475,000	921,500	101,065	--	--	36,085
James E. Daley	2001	585,000	1,539,720	--	2,097,600	180,000	79,457
Executive Vice President and	2000	535,000	929,830	--	--	150,000	112,467
Chief Financial Officer	1999	407,372	1,160,000	--	1,210,156	250,000	2,400
Troy W. Todd	2001	465,000	1,223,880	--	692,950	135,000	93,769
Executive Vice President	2000	415,000	786,840	--	--	150,000	78,924
	1999	269,887	757,500	--	256,875	200,000	1,406

(a)	Bonus amounts for 2001 and 2000 (excluding $2,065,000 of Mr. Brown's bonus for 2001) were paid 75% in the form of cash and 25% in the form of EDS Common Stock, with the portion paid in stock valued at $66.105 and $53.34 per share for 2001 and 2000, respectively (which amount is the fair market value of the Common Stock on the respective payment dates). Amounts reported under Salary and Bonus for 2001 and 2000 include amounts deferred by certain of the named executive officers into the fixed income fund and the EDS stock fund under the EDS Executive Deferral Plan ("EDP") as set forth below:

		Deferred into Fixed Income Fund		Deferred into EDS Stock Fund
Name	Year	Salary	Bonus	Salary	Bonus
Richard H. Brown	2001	$150,000	--	$150,000	$1,223,750
	2000	75,000	$1,305,396	225,000	1,723,464
Jeffrey M. Heller	2001	--	--	110,556	405,296
	2000	--	--	106,806	246,801
Paul J. Chiapparone	2001	--	--	--	384,930
James E. Daley	2001	--	1,154,790	--	384,930
	2000	--	592,767	80,250	232,457
Troy W. Todd	2001	162,750	516,324	69,750	478,078
	2000	145,250	300,966	62,250	397,355

(b)	Amounts reported for 2001 include: for Mr. Brown, 250,000 deferred stock units granted on October 23, 2001, scheduled to vest at a rate of one-third per year commencing in 2003, and 210,000 deferred stock units granted on January 1, 2001, scheduled to vest at a rate of 20% per year commencing on the grant date; for Mr. Chiapparone, 10,000 deferred stock units granted on December 4, 2001, which vested in full on the grant date; for Mr. Daley, 30,000 deferred stock units granted on December 4, 2001, scheduled to vest at a rate of one-third per year commencing on the grant date; and for Mr. Todd, 10,000 restricted stock units granted on December 4, 2001, which vested in full on February 1, 2002. Amount reported for 1999 represents 25,000 restricted stock units granted to Mr. Daley on March 8, 1999, scheduled to vest at the rate of one-third per year commencing in 2000. As of December 31, 2001, the number and fair market value of unvested restricted and deferred stock units held by the named executive officers were; Mr. Brown, 438,000 shares, $30,024,900; Mr. Heller, 368,000 shares, $25,226,400; Mr. Chiapparone, 73,000 shares, $5,004,150; Mr. Daley, 28,333 shares, $1,942,227; and Mr. Todd, 10,000 shares, $685,500. Dividend equivalents are paid with respect to restricted stock units in the amount and at the time of the payment of dividends on the Common Stock.
(c)	Amounts reported for 2001 consist of: (i) employer matching awards under the EDP of $355,078 for Mr. Brown, $214,127 for Mr. Heller, $76,907 for Mr. Daley, and $91,219 for Mr. Todd; (ii) for each of the named executive officers, $2,550 in respect of the employer matching contribution of Common Stock under the EDS 401(k) Plan; (iii) for Messrs. Heller and

Chiapparone, $48,851 and $41,227, respectively, of payments by EDS of premiums under life insurance policies the proceeds of which may be applied toward the continuation of salary payments for the benefit of their surviving spouse; and (iv) for Messrs. Heller and Chiapparone, $2,761,219 and $1,873,450, respectively, paid on February 1, 2001 under the terms of the EDS Senior Management Retention Plan. The amounts paid under such Retention Plan represent the sum of the actual annual incentive bonuses awarded to those executives for 1998, 1999 and 2000 in accordance with the terms of that plan. The retention period for that plan, which is no longer in effect, commenced on August 6, 1998 and ended on January 31, 2001. Amounts reported for 2000 include employer matching awards under the EDP of $465,610 for Mr. Brown, $199,912 for Mr. Heller, $109,917 for Mr. Daley, and $76,374 for Mr. Todd.
(d)	Mr. Heller retired as Vice Chairman effective February 15, 2002.

Option Grants in 2001

     The following table contains information regarding awards of stock options to the named executive officers in 2001 and the potential realizable value of such options. The hypothetical value of the options as of their grant date has been calculated using the Black-Scholes option pricing model based on the assumptions identified in footnote (c) below. This model is only one method of valuing options, and the use of this model should not be interpreted as an endorsement of its accuracy or a forecast of possible future appreciation, if any, in the price of the Common Stock. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of exercise.

Name	Number of Securities Underlying Options Granted (a)	% of Total Stock Options Granted to Employees in 2001	Exercise or Base Price Per Share (b)	Expiration Date	Hypothetical Value at Grant Date (c)

Richard H. Brown	750,000	4.36%	$61.45	10/23/11	$18,450,000
Jeffrey M. Heller	150,000	0.87%	57.575	02/06/11	$3,564,000
Paul J. Chiapparone	175,000	1.02%	57.575	02/06/11	$4,158,000
James E. Daley	180,000	1.05%	57.575	02/06/11	$4,276,800
Troy W. Todd	135,000	0.78%	57.575	02/06/11	$3,207,600
(a)	The options are exercisable at the rate of 25% per year beginning one year from the date of grant.
(b)	The exercise price equals the fair market value of the Common Stock on the date of grant (October 23, 2001 for Mr. Brown and February 6, 2001 for all other grants). The exercise price may be paid in cash, shares of Common Stock or pursuant to a cashless exercise procedure under which the holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to EDS out of the sales proceeds an amount equal to the exercise price plus applicable withholding taxes.
(c)	Calculated using a variation of the Black-Scholes option pricing model based upon the following assumptions: estimated time until exercise, six years; volatility rate, 38.383%; risk-free interest rate of 4.22% for grant to Mr. Brown and 5.03% for all other grants; and dividend yield of 0.98% for grant to Mr. Brown and 1.04% for all other grants.

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

     The following table contains information about stock options exercised in 2001 by the named executive officers and the number and value of stock options held by such persons at December 31, 2001. In accordance with SEC rules, values are calculated by subtracting the exercise price from $68.55, the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001.

Name	Number of Shares Underlying Options Exercised	Value Realized
			Number of Securities Underlying Unexercised Options		Value of Unexercised, In-the-Money Options

			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard H. Brown	50,000	$1,109,366	710,000	1,390,000	$15,145,500	$16,547,000
Jeffrey M. Heller	—	—	215,000	910,000	$5,032,134	$16,746,006
Paul J. Chiapparone	—	—	80,000	495,000	$1,677,378	$7,736,877
James E. Daley	—	—	130,000	450,000	$2,014,380	$4,997,070
Troy W. Todd	35,000	$667,155	195,000	255,000	$2,833,875	$1,481,625

Retirement Plans

     The following table indicates the estimated annual benefits payable to the named executive officers upon normal retirement for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the "Retirement Plan") and the EDS 1998 Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Internal Revenue Code.

Final Average Earnings	Years of Service

	5	10	15	20	25	30
$1,500,000	$136,000	$273,000	$409,000	$545,000	$682,000	$818,000
$2,000,000	$182,000	$364,000	$547,000	$729,000	$911,000	$1,093,000
$2,500,000	$228,000	$456,000	$684,000	$912,000	$1,140,000	$1,368,000
$3,000,000	$274,000	$548,000	$822,000	$1,095,000	$1,369,000	$1,643,000
$4,000,000	$366,000	$731,000	$1,097,000	$1,462,000	$1,828,000	$2,193,000
$5,000,000	$457,000	$914,000	$1,372,000	$1,829,000	$2,286,000	$2,743,000

     As of December 31, 2001, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for the named executive officers were as follows: Mr. Brown, $3,878,010—19 years; Mr. Heller, $1,926,455—33 years; Mr. Chiapparone, $1,452,063—35 years; Mr. Daley $1,285,355—4 years; and Mr. Todd, $991,740—12 years. The salary and bonus for the most recent year considered in the calculation of final average earnings is found in the Summary Compensation Table above. The eligible years of credited service listed above for Messrs. Brown and Todd reflect extra years of service pursuant to their agreements with EDS described below. In addition, the eligible years of credited service listed above for Mr. Daley reflects EDS' agreement with him entered into upon the commencement of his employment to credit him with two years of service for each of his first five years of employment.

     "Compensation" under the Retirement Plan generally refers to total annual compensation (up to $200,000 for 2002 as limited by the Internal Revenue Code), together with any salary reduction contributions to the EDS 401(k) Plan and EDS Flexible Benefits Plan, and excludes benefits under the Amended and Restated Incentive Plan and extraordinary compensation (such as moving allowances). Effective July 1, 1998, the Retirement Plan was converted to a "cash balance" plan eliminating the final average earnings formula and replacing it with a career-average earnings formula. The named executive officers are also eligible to participate in the EDS Restoration Plan, which provides for a supplemental benefit equal to the amount they would receive under the Retirement Plan if compensation and annual accruals were not limited under the Internal Revenue Code.

     The annual benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan and the Restoration Plan, will generally equal (i) 55% of the average of the participant's total Compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected. Benefits under the Supplemental Plan can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

Employment Agreement with Richard H. Brown

     The Board of Directors elected Mr. Brown Chairman and Chief Executive Officer effective January 1, 1999. The Employment Agreement between EDS and Mr. Brown provides for his employment through the later of December 31, 2003, or, if notice by either party to terminate such employment is delivered at any time after December 31, 2000, the third anniversary of such notice.

     In the event of the termination of Mr. Brown's employment during the term of his Employment Agreement by EDS without Cause (as defined), or by him for Good Reason (as defined), he will be entitled to the following: a lump sum payment equal to three times the sum of his annual salary and the greater of his most recent target or actual annual bonus payment; immediate vesting of his supplemental retirement benefit, restricted stock and stock options and continued exercisability of the stock options until the earlier of five years following termination of employment or expiration of the ten-year option term; a pro-rated payment of the targeted performance bonus for the year of termination; and continuation of benefits for a three-year period (or, if earlier, such time as he attains age 65). In the event of a Change of Control (as defined in the CoC Agreements referred to below), Mr. Brown will be entitled to the benefits afforded to him under such CoC Agreements, which have been incorporated into his Employment Agreement, all equity-based awards granted to him will fully vest and, if his employment is terminated following such event, his supplemental retirement benefit will vest.

     Mr. Brown's Employment Agreement provides that if any payment to him thereunder or under any other agreement is subject to federal excise taxes imposed on golden parachute payments, EDS will make an additional payment to him to cover any such tax payable by him, the taxes on such gross-up payment and any interest or related penalties.

     The Employment Agreement also provides for Mr. Brown to receive a supplemental retirement benefit equal to the amount he would have earned under EDS' Retirement Plan and Supplemental Plan, calculated crediting him with 16 years of service in addition to the number of his actual years of service to EDS. For purposes of such calculation, his final average earnings will not be less than $3,000,000. The retirement benefit will be offset by benefits provided to him under the Retirement Plan and Supplemental Plan and will vest upon completion of five years of service. Special provisions apply upon his retirement prior to age 62 or his death prior to commencement of benefits.

Agreement with Troy W. Todd

     Mr. Todd was appointed Executive Vice President - Leadership and Change Management effective April 15, 1999. Under the terms of an agreement between EDS and Mr. Todd dated April 17, 2001, in the event Mr. Todd's employment with EDS is terminated without Cause (as defined) prior to April 15, 2002, Mr. Todd will be entitled to receive, in lieu of any other severance benefits, (a) a payment equal to two times the sum of his final annual salary and most recent annual performance bonus target and (b) payment of a performance bonus at target for the year of termination, pro-rated for the portion of the year elapsed through the date of termination. In addition, in such event EDS will pay the costs of his relocation to the Orlando, Florida, area, including the purchase of his residence in Plano, Texas. The agreement with Mr. Todd provides for him to be credited for purposes of the Supplemental Plan with ten years of service in addition to the number of his actual years of service to EDS.

Change of Control Employment Agreements

     EDS has entered into a change of control employment agreement (a "CoC Agreement") with each of the named executive officers (each, an "Executive"). In the case of Mr. Brown, the provisions of the CoC Agreement have been incorporated into his Employment Agreement. The CoC Agreements generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive will be continued for a period of five years (the "Employment Period").

     The employment rights of an Executive under a CoC Agreement are triggered by either a "Change of Control" or a "Potential Change of Control." Following a Potential Change of Control, the employment period may terminate (but the agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if either (a) the EDS Board determines that a Change of Control is not likely or (b) the Executive elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence of any of the following: (i) any person, other than exempt persons (including employee benefit plans), becomes a beneficial owner of 15% or more of EDS' voting stock; (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent board members; (iii) the approval by shareholders of a reorganization, merger or consolidation in which (x) existing EDS shareholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by shareholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS shareholders, (y) no person (other than exempt persons) would own more than 15% of the common stock or voting stock of such company and (z) at least a majority of its board of directors would consist of the then incumbent members of the EDS Board. A "Potential Change of Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

     Throughout the Employment Period, each Executive's position, authority and responsibilities will not be diminished from the most significant held by him or her at any time during the 90-day period immediately prior to the commencement of the Employment Period, and his or her compensation will continue on a basis no less favorable than it had been during that period.

     The Employment Period will terminate (i) automatically upon the Executive's death or after 180 days of continuing "Disability," (ii) at EDS' option if the Executive is terminated for Cause (as defined) and (iii) at the Executive's option at any time for Good Reason (as defined) or for any reason during the 180-day period beginning 60 days after a Change of Control (a "Window Period"). If an Executive's employment is terminated by EDS other than for Cause or Disability for any reason during a Window Period or for Good Reason at any time, he or she will be entitled to receive the following: (i) the employee benefits earned as of the date of termination; (ii) the then current salary and bonus throughout the remainder of the Employment Period; (iii) the cash value of his or her retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the options, restricted stock and other compensatory awards the Executive would have received had his or her employment continued; and (v) continued coverage under welfare benefit plans until the end of the Employment Period. In addition, all unvested options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and, subject to any longer exercise term set forth in the award, their term will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based awards at the highest price per share paid by specified persons during the Employment Period or the prior six-months. In the event of the Executive's death (other than during a Window Period), his or her legal representatives will receive the following: (i) the employee benefits earned as of the date of death, (ii) the Executive's then current salary for one year from the date of death, and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable for up to one year following death, subject to any longer exercise term set forth in the award. The Executive's legal representatives may cash out equity-based awards at the highest price per share of Common Stock paid by specified persons during the Employment Period or the prior six-months. Upon termination due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon death. If an Executive's employment is terminated, other than during a Window Period, by EDS for Cause or by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits earned as of the date of termination.

Certain Transactions

     James A. Baker, III, a director of EDS, is a senior partner of the law firm of Baker Botts LLP. EDS retained that firm to provide various legal services to EDS during 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Based on an examination of these reports and on written representations provided to EDS, we believe that all such reports were timely filed in 2001, except that Michael Milton, Controller, did not timely report an indirect interest he had in a grant on February 6, 2001 of an option to purchase 1,000 shares of Common Stock, and Troy W. Todd, Executive Vice President, did not timely report the sale of 188 shares of Common Stock on October 31, 2001.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP ("KPMG") as EDS' independent auditors for the year ending December 31, 2002. That firm has been EDS' auditors since 1984. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Meeting. If the appointment is not approved, the Board of Directors will reconsider the appointment. A representative of KPMG is expected to be present at the Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

Audit Fees

     KPMG's fees for our 2001 annual audit and review of interim financial statements were $4,227,000.

Financial Information Systems Design and Implementation Fees

     KPMG rendered no professional services to EDS in 2001 with respect to financial information systems design and implementation.

All Other Fees

     KPMG's fees for all other professional services during 2001 were $14,227,000. The following table sets forth a summary of such fees by major type of service.

Other Audit Services	$3,301,000
Audit Related Services	1,524,000
Tax Services	7,414,000
Other Services	1,988,000

Total All Other Fees	$14,227,000

     Other audit services include fees for employee benefit plan audits, audits of subsidiaries for statutory filing purposes, and service organization audits. Audit related services include fees for due diligence on acquisitions, SEC registration statement reviews and accounting consultations. Tax services include fees for expatriate administration and expatriate tax return preparation, domestic and international tax consultations, and international tax return preparation. Other services principally include fees for litigation support and ISO 9000/14000 compliance assessments.

     The Audit Committee has considered the compatibility of these services with the auditors' independence.

     The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as independent auditors for 2002.

PROPOSALS 3 AND 4:
SHAREHOLDERS' PROPOSALS

     The following shareholder proposals contain assertions about EDS and its management that, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, the Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal.

PROPOSAL 3: SHAREHOLDER PROPOSAL RELATING TO RIGHTS PLANS

     John Chevedden, as proxy for Ray T. Chevedden and Veronica G. Chevedden, 2215 Nelson Ave., Redondo Beach, CA 90278, the owner of 1,060 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

PROPOSAL TOPIC THAT WON
MAJORITY YES-NO SHAREHOLDER VOTE IN 2000 AND 2001

Shareholders request that our Board of Directors redeem any poison pill previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable. This is a request to allow shareholders to vote on the company adopting or maintaining a poison pill.

     Shareholders have already passed this proposal topic at two annual meetings.
This proposal topic is now submitted for the third shareholder vote at the 2002 shareholder meeting. In 2001 this topic passed with 64% of the yes and no votes. Based in part on the company response to this proposal in the 2001 proxy we believe the company could hire a proxy solicitor to help ensure that the needed supermajority votes are obtained for enactment.

     Institutional Investor Support for Shareholder Vote.
Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders and entrench existing management.

     Institutional investor support is high-caliber support.
Clearly this proposal topic has significant institutional support to pass at the latest 2 consecutive annual meetings. Institutional investors own an impressive 79% majority of EDS stock. Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, experience, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

     Additional Support for this proposal topic.
          • Pills adversely affect shareholder value.
                    Nell Minow and Robert Monks in their book, Power and Accountability.
                   Source: www.thecorporatelibrary.com/power from www.thecorporatelibrary.com
          • Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999.
          • The Council of Institutional Investors (www.cii.org/clicentral/policies.htm   &   www.cii.org) recommends
             shareholder approval of all poison pills.

Our management was asked in October 2001 to advise the status of the company efforts to research, study and take steps to enact this shareholder proposal topic in the 5 months since it passed at the second consecutive shareholder meeting. There was no response from our management as of the date of the re-submittal of this proposal.

     Shareholder Vote Precedent Set by Other Companies.
In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

In the interest of shareholder value vote yes: SHAREHOLDER VOTE ON POISON PILLS
YES ON 3

_______________

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The EDS shareholder rights plan was adopted in 1996 to protect EDS shareholders against abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the company.

     The rights plan is designed to provide the Board with the ability to take what it believes are the most effective steps to protect and maximize the value of your investment in EDS. It is designed to encourage potential acquirors to negotiate directly with the Board, which we believe is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process, such as an offer which would not treat all shareholders fairly and equally. We believe that shareholder rights plans have not historically prevented fair bids, but have been a factor in increasing the value paid to shareholders in hostile acquisitions. The rights plan allows the Board to redeem the rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of EDS and is in the best interest of its shareholders.

     The economic benefits of a rights plan to shareholders have been validated in several studies. A study released in November 1997 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found after an extensive analysis of takeover transactions that companies with rights plans received takeover premiums that were on average eight percentage points higher than premiums paid for target companies without rights plans. The report also noted that the existence of a shareholder rights plan at a target company did not increase the likelihood of the defeat of a hostile takeover bid, nor the withdrawal of a friendly bid, and that the takeover rate was similar for companies with and without rights plans. It is for these reasons that companies continue to adopt new rights plans, and renew existing ones, in large numbers.

     In response to the shareholder vote on this proposal at our 2000 annual meeting, the Board of Directors and its Governance Committee reviewed the company's rights plan at meetings in 2000 and early 2001. After careful consideration, the Board determined that the EDS rights plan protects value for all shareholders and should be maintained. However, the Board concluded that it is desirable to periodically review the rights plan and directed the Governance Committee to undertake a review and evaluation of the appropriateness of maintaining the rights plan, the terms of the plan and any other matters related to the plan deemed appropriate by that Committee on a periodic basis, but not less frequently than every three years.

     Despite the Board's determination to undertake a review of the rights plan not less frequently than every three years, in response to the vote on this proposal at our 2001 annual meeting, in February 2002 the Governance Committee undertook a further review and evaluation of the rights plan with the assistance of outside financial advisors. The Committee considered the arguments of the proponent of this proposal, the results of industry studies, the experiences of other companies with similar rights plans and other information presented by its outside financial advisors, and unanimously concluded that the rights plan continues to provide a valuable and necessary means for protecting the interests of all shareholders and maximizing the value of their investments in EDS.

     It is important to note that EDS' Board is an independent board, consisting of seven outside directors and one inside director, providing further assurance that the company's rights plan will not be used for entrenchment purposes.

     This proposal requires the approval of holders of a majority of the shares voting at the Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the rights plan would require Board action. Implementation of a requirement for shareholder approval of future shareholder rights plans would require either Board action or a shareholder amendment of EDS' By-laws, which in turn requires approval by holders of at least two-thirds of EDS' Common Stock.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.

PROPOSAL 4:  SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTE

     John Chevedden, as proxy for Nick Rossi, PO Box 249, Boonville, CA 95415, the owner of 120 shares of Common Stock, has advised EDS that he intends to present the following resolution at the Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which EDS accepts no responsibility, are set forth below.

ALLOW TOPIC THAT WON A RECORD 62% SHAREHOLDER APPROVAL IN 2001 AND SURPASSED THE 60% VOTE IN 2000

EDS shareholders request to allow simple-majority vote on each issue submitted to shareholder vote to the fullest extent possible. Shareholders request that any change on this proposal topic be put to shareholder vote – as a separate proposal.

Supporting Statement: Why return to simple-majority vote?
• Simple-majority proposals like this proposal won 54% APPROVAL from shareholders at major companies in both
   1999 and 2000 – Investor Responsibility Research Center

What incentive is there for good corporate governance – including simple-majority vote?
     A survey by the international management consultant McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance.
           Wall Street Journal            June 19, 2000

The EDS board has not adopted this proposal, with 60%-plus shareholder vote in both 2000 and 2001, or another 60%-plus vote proposal in both 2000 and 2001 for: Shareholder Approval of Poison Pills.

Double Standard at EDS
Consistent with the EDS board accepting yes-votes for their own election, EDS arguably should have a policy to give equal value to yes-votes for shareholder proposals and take the steps to adopt this proposal.
      The company was asked to adopt this proposal – and not require a 3rd shareholder vote.

     The 2001 EDS company proposal 3, that would bring total stock dilution to 31% compared to 13% at S&P 500 firms, attracted 28-times more no votes than the auditors at the 2001 annual meeting.

     This 28-to-one no-vote ratio has greater significance since the auditors could be expected to get a number of no-votes simply because their objectivity could be questioned when the auditor's non-auditing work for EDS exceeds their auditing work.

To increase shareholder value: ALLOW TOPIC THAT WON 62% SHAREHOLDER APPROVAL IN 2001 AND SURPASSED THE 60% VOTE IN 2000. ALLOW SIMPLE-MAJORITY VOTE.

Yes on 4
_______________

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Most proposals submitted to a vote of EDS' shareholders, whether by management or the shareholders, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, the company's Certificate of Incorporation contains provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the approval of certain business combination transactions with a significant shareholder, removal of directors, elimination of the classified board, and the requirement that shareholder action be taken at a meeting. In addition, the company's bylaws require the vote of holders of two-thirds of the outstanding stock to amend its terms.

     These super-majority vote provisions are intended to preserve and maximize the value of EDS for all shareholders by protecting against self-interested actions by one or a few large shareholders. Similar provisions are included in the governing documents of many public corporations. These provisions are intended to encourage a person making an unsolicited bid for the company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareholders. Without these provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of EDS without negotiating with the Board to achieve the best results for other shareholders. These provisions are not intended to, and do not, preclude unsolicited offers to acquire EDS at a fair price. In fact, the super-majority vote requirement for business combinations with a significant shareholder do not apply if that shareholder is paying fair market value, or at least the amount previously paid by it for shares in any tender offer, for any additional shares to be acquired by it in the proposed transaction.

     The Board is firmly committed to maximizing shareholder value. The Board of Directors and its Governance Committee reviewed the super-majority vote provisions in the company's Certificate of Incorporation and By-laws following the shareholder vote on this proposal at each of the 2000 and 2001 Annual Meetings. After such careful consideration, the Board continues to believe that such provisions help to preserve and maximize the value of EDS for all shareholders and should be maintained.

     It is important to note that EDS' Board is an independent board, consisting of seven outside directors and one inside director, providing further assurance that these super-majority vote provisions will not be used for entrenchment purposes.

     Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareholders would be required to amend the Certificate of Incorporation and By-laws. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareholders.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under SEC rules, shareholder proposals intended to be presented at the 2003 Annual Meeting and included in the proxy materials for that meeting must be received no later than November 15, 2002, and must comply with applicable SEC rules. Proposals may be mailed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024.

     Our By-laws provide for certain procedures that shareholders must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting. These procedures are applicable whether or not the proposal is intended to be included in our proxy materials for that meeting. Generally, the shareholder must notify the Secretary of EDS of the proposal not less than 90 days nor more than 270 days before the scheduled meeting date. The notice must include the name and address of the shareholder and of any other shareholders known by such shareholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC's proxy rules (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. Copies of the Bylaws are available from the Secretary of EDS. We currently expect that the 2003 Annual Meeting will be held on April 22, 2003, in which event any advance notice of nominations for directors and items of business (other than proposals to be included in the proxy materials, which as noted above must be received by November 15, 2002) must be given by shareholders by January 22, 2003.

Directions to EDS Headquarters

Legacy Dr.
Parkwood
Hedgcoxe
Legacy Dr.
Dallas North Tollway
EDS Guest Entrance
EDS Centre
2
3
1
Tennyson Pkwy.
EDS
121
Legacy Dr.
EDS
Parkwood
Dallas North Tollway
Tennyson Pkwy.
PLANO
75
Park Blvd.
289
N
121
Pres. G. Bush Hwy.
190
35E
Preston Rd.
RICHARDSON
ADDISON
Beltline Rd.
75
121
Lyndon B. Johnson (LBJ) Frwy.
635
289
635
International Pkwy.
114
DFW International Airport
360
348
12
Central Expwy.
Dallas North Tollway
114
IRVING
Harry Hines
Love Field
12
183
Mockingbird Lane
DALLAS
35E
Woodall Rodgers
30
12
67
75

Directions from Dallas Love Field:
Exit airport on Cedar Springs; turn left (east) on Mockingbird Lane; go north on Dallas North Tollway; exit and turn right (east) on Tennyson Parkway; turn left (north) on Parkwood Boulevard. The EDS guest entrance is on the right. Turn right into the EDS campus and follow signs to parking.

Directions from DFW Airport:
Take North airport exit and follow signs to SH 121 North. Proceed for approximately 14 miles on SH 121 North. Turn right on Legacy Drive. Turn right on Parkwood Boulevard and left into the EDS campus. Follow signs to parking.

ADMISSION TICKET

2002 ANNUAL MEETING OF
SHAREHOLDERS

APRIL 19, 2002, 1:00 P.M.

Electronic Data Systems
Corporation

5400 Legacy Drive
Plano, Texas 75024

PROXY/VOTING INSTRUCTION CARD
This Proxy is solicited on behalf of the Board of Directors of
ELECTRONIC DATA SYSTEMS CORPORATION
for the Annual Meeting of Shareholders on April 19, 2002

      The undersigned hereby authorizes Richard H. Brown, James E. Daley, and D. Gilbert Friedlander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Shareholders to be held at the offices of EDS, 5400 Legacy Drive, Plano, TX 75024 on April 19, 2002, at 1:00 p.m., or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The Proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjourments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

      This card also constitutes your voting instructions for shares held in the EDS 401(k) Plan, the Unigraphics Solutions Inc. 401(k) Plan, the EDS Puerto Rico Savings Plan, the GM Savings Stock Purchase Program, the GM Personal Savings Plan, the Delphi Automotive Savings Stock Purchase Plan and the Delphi Automotive Personal Savings Plan, and the undersigned hereby authorizes the respective trustees/administrators of such plans to vote the shares held in the undersigned's accounts. Generally, shares in any of these plans will NOT be voted unless this proxy (which constitutes your voting instructions) is returned, although unvoted shares in the EDS 401(k) Plan may, and unvoted shares in the GM Savings Stock Purchase Program and the Delphi Automotive Savings Stock Purchase Plan will, be voted in the discretion of the plans' trustees.

Address Change/Comments:

(SEE OTHER SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF

ELECTRONIC DATA SYSTEMS CORPORATION

April 19, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES (1-800-776-9437) and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS è

âPlease Detach and Mail in the Envelope Provided â

A [X] Please mark your votes as in this example.

	FOR all nominees listed at right (except as marked to the contrary below	WITHHOLD AUTHORITY to vote for all nominees listed at right

1. Election of Directors.	[_]	[_]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), strike a line through the nominee's name in the list at right.)

(The Board of Directors recommends a vote "FOR" Items 1 and 2.)
(The Board of Directors recommends a vote "AGAINST" Items 3 and 4.)

				FOR	AGAINST	ABSTAIN

Nominees:	Richard H Brown James A. Baker, III Judith Rodin	2.	Ratification of appointment of auditors	[_]	[_]	[_]

		3.	Shareholder proposal regarding rights plan.	[_]	[_]	[_]

		4.	Shareholder proposal regarding majority vote.	[_]	[_]	[_]

		To include any comments or change of address mark this box and use the reverse side.		[_]

		If you do not want to receive an Annual Report for this account, please mark this box.		[_]	Please mark this box if you plan to attend the Annual Meeting.	[_]

SIGNATURE(S):	Dated:	, 2002

NOTE:	Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, or corporation official, please give full title. Each joint owner must sign the proxy.